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                                                                    EXHIBIT 99.1


                      PRESS RELEASE - DATED MARCH 20, 2000

HOUSTON, March 20 / PRNewswire/ -- ITEQ, Inc. (Nasdaq: ITEQ - news) today announced that it has completed the previously announced sale of its HMT operating unit to a company organized by Nassau Point Investors LLC for $40 million. The net proceeds of the sale will be utilized by ITEQ to further reduce its indebtedness. For the year ended December 31, 1999, HMT generated revenue of approximately $54.0 million and operating income of approximately $6.0 million.

Bill Reid, CEO of ITEQ stated, "This sale represents the last step in ITEQ's announced restructuring and debt reduction plan. ITEQ has reduced its debt by over 50% since the adoption of the restructuring plan in September 1999." Reid went on to say, "With a lower debt level and a more narrow business focus, the Company should be well positioned to capitalize on the expected industry recovery in its markets." ITEQ has been experiencing increasing levels of business activity in its filtration business; however, the petrochemical markets have yet to respond to the increased price of crude. Reid is optimistic that by focusing on the heat exchanger and air filtration business units, ITEQ can begin to rebuild shareholder value.

ITEQ manufactures engineered equipment and provides after-market parts and technical services to industrial customers worldwide. The Company's products include heat exchangers, storage tanks, air filtration equipment and related services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in ITEQ's Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.